Exhibit 10.15

411 Seventh Avenue	Telephone: 412-393-4150
Mail Drop 16-3	Fax: 412-393-4151
Pittsburgh, PA 15219	E-mail: mhogel@duqlight.com

MAUREEN L. HOGEL Senior Vice President and Chief Legal and Administrative Officer

[date]

[name of participant]

Re:	Restricted Stock Grant

Dear                             :

It is my pleasure to notify you that effective [date], (“Date of Grant”) the Compensation Committee of the Board of Directors (the “Committee”) of Duquesne Light Holdings, Inc. (the “COMPANY”) granted you                      restricted shares of common stock, no par value, of the Company (“Restricted Shares”) as set forth on your Restricted Shares Acceptance Form (enclosed). Your Restricted Shares are granted under, and subject to the terms and conditions of, the Duquesne Light Holdings, Inc. 2002 Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”), and to the further conditions set forth in this letter. Your right to retain ownership of such shares shall be based upon your continued employment with the Company. Any capitalized term not defined herein will have the meaning as defined in the Plan.

Definitions

For purposes of this letter agreement, the capitalized terms set forth below shall have the following meanings:

Change in Control means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

(a) The acquisition by any individual, entity, or group (a “Person”), including a “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of twenty percent (20%) or more of either: (i) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”); or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however the following: (A) any acquisition directly from the Company (excluding an acquisition resulting from the exercise of an exercise, conversion, or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company); (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a transaction which complies with subclauses (i), (ii), and (iii) of clause (c) below;

(b) During any twenty-four (24) consecutive month period, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such twenty-four (24) month period shall be deemed to have satisfied such twenty-four (24) month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such period) or by prior operation of the provisions of this clause (b);

(c) The consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which: (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation, which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be; (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, twenty-five percent (25%) or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, twenty-five percent (25%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors; and (iii) individuals who were Incumbent Directors will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d) The consummation of a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred by reason of a distribution of the voting securities of any of the Company’s subsidiaries to the stockholders of the Company, or by means of an initial public offering of such securities.

Forfeiture Period means, with respect to any Restricted Shares, the period during which such Restricted Shares can be forfeited. With respect to the Restricted Shares Awarded to you hereunder, the Forfeiture Period begins on the Date of Grant of such Restricted Shares and ends as follows:                                 .

Withholding Obligations means the amount of federal, state and local income and payroll taxes the Company determines in good faith must be withheld with respect to Restricted Shares. Withholding Obligations may be settled by the participant, as permitted by the Committee in its discretion, in shares of the Company Common Stock otherwise deliverable under this Agreement, cash, previously owned shares of the Company Common Stock or any combination of the foregoing.

Share Awards

Subject to your timely execution and return of the enclosed Restricted Share Acceptance Form, you are hereby awarded              Restricted Shares. The Restricted Shares awarded to you hereunder will be subject to such restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the common stock is listed and any applicable federal or state securities law, and the Committee may cause a legend or legends to be endorsed on any stock certificates representing the Restricted Shares, making appropriate references to such legal restrictions.

The Plan

Your Restricted Shares are subject to the terms and conditions of the Plan. This letter agreement is the award agreement referred to in Section 6(A)(i) of the Plan. If there is any conflict between the Plan and this letter agreement, the provisions of the Plan will control, except as expressly set forth in the paragraphs titled Change in Control and Other Agreements. Any dispute or disagreement which may arise under or in any way relate to the interpretation or construction of the Plan or this letter agreement will be resolved by the Committee in its sole and absolute discretion and the decision will be final, binding and conclusive for all purposes.

Stock Certificates.

The Restricted Shares awarded to you hereunder will be subject to the transferability and forfeiture restrictions described below. As soon as practicable after the Date of Grant, the Company will cause to be registered in your name on the books of its transfer agent shares of Common Stock representing such Restricted Shares, subject to appropriate transfer restrictions consistent with this letter agreement. If a stock certificate is issued with respect to any Restricted Shares awarded hereunder, until the expiration of all restrictions applicable to such Restricted Shares, as described below, and the satisfaction of all Withholding Obligations with respect to such Restricted Shares, as described below, the stock certificate will be held in custody by the Company or its designee.

If a stock certificate is issued with respect to Restricted Shares, such stock certificate will bear the following legend:

The ownership and transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of an Agreement entered into between the registered owner and Duquesne Light Holdings, Inc. Copies of such Agreement are on file in the offices of Duquesne Light Holdings, Inc., 411 Seventh Ave, Pittsburgh, PA 15219.

Restrictions Applicable to the Restricted Shares.

Subject to the restrictions described below, you will become a shareholder of Duquesne Light Holdings, Inc. as to the Restricted Shares awarded to you hereunder, beginning on the Date of Grant of such Restricted Shares, and you will have all of the rights of a shareholder, including the right to vote such Restricted Shares and the right to receive dividends and, subject to the following paragraph, other distributions paid with respect to such Restricted Shares; provided, however, that any Common Stock distributed as a dividend or otherwise with respect to any Restricted Shares during the Forfeiture Period applicable to such Restricted Shares shall be subject to the same restrictions as such Restricted Shares and shall be held as prescribed above. During the Forfeiture Period applicable to any Restricted Shares, such Restricted Shares will be subject to forfeiture as described below, and none of such Restricted Shares may be assigned, transferred (other than by will or the laws of descent and distribution), pledged, sold or otherwise disposed of by you prior to expiration of the applicable restrictions. Any attempt to dispose of Restricted Shares or any interest in the Restricted Shares in violation of these restrictions will be null, void and ineffective.

Notwithstanding the foregoing, dividends paid with respect to any Restricted Shares for which the Forfeiture Period has not lapsed will be paid to and held by the Company and you hereby assign to the Company the right to receive such dividends. Upon the lapse of the Forfeiture Period with respect to such Restricted Shares, any and all dividends paid to and held by the Company with respect to such Restricted Shares during the Forfeiture Period will be paid to you (without interest) as soon as practicable following the last day of such Forfeiture Period. In the event any Restricted Shares are forfeited, the Company shall retain the dividends applicable to such Restricted Shares that were assigned to Duquesne Light Holdings, Inc. prior to such forfeiture.

Forfeiture of Restricted Shares.

Restricted Shares will be forfeited and returned to the Company and all of your rights to such Restricted Shares will cease and terminate in their entirety if prior to the last day of the Forfeiture Period applicable to such Restricted Shares, your employment with the Company or its Affiliate companies terminates for any reason other than death, or Disability (except for Change in Control). In the event of any such forfeiture, the certificates representing such Restricted Shares, if any, will be canceled. For purposes of this Agreement, “Disability” shall mean any physical or mental injury or disease of a permanent nature, which renders you incapable of meeting the requirements of your employment immediately prior to the commencement of such disability. The determination of whether you are disabled will be made by the Committee in its sole discretion.

Noncompete

In addition, if you engage in the operation or management of a business (whether as owner, partner, officer, director, employee or otherwise and whether during or after termination of employment) which is in competition with the Company or an Affiliate of the Company, the Committee may immediately cause all Restricted Shares with respect to which the Forfeiture Period applicable to such Restricted Shares has not lapsed to be forfeited and returned to the Company and all your rights with respect to such Restricted Shares shall terminate. Whether you have engaged in the operation or management of a business that is in competition with the Company or an Affiliate of the Company shall also be determined, in its discretion, by the Committee, and any such determination by the Committee shall be final and binding.

Change in Control

Upon the occurrence of a Change in Control, all Restricted Shares shall become vested and nonforfeitable, and stock certificates, free and clear of all restrictions, representing such Restricted Shares shall be delivered to you as soon as reasonably practicable after the date of the Change in Control.

Other Agreements

Notwithstanding any provision hereof to the contrary, if you are a party to an employment agreement, change in control, severance, or similar plan, policy or agreement that provides for accelerated payment and/or other modifications of the terms and/or conditions of your Restricted Shares or other stock-based awards upon the happening of certain events (including, but not by way of limitation, changes in control and/or terminations of employment), the provisions of such other plan, policy or agreement, as the case may be, shall supercede the provisions contained in this agreement to the extent such other provisions would provide benefits to you greater than those provided in this agreement.

Delivery of Certificates Upon Vesting

Upon expiration or earlier termination of the Forfeiture Period and upon the satisfaction of all Withholding Obligations with respect to any Restricted Shares, the restrictions applicable to such Restricted Shares which have become vested and nonforfeitable as described above will lapse. As soon as practicable after vesting, subject to the Withholding Obligations, the Company will deliver to you or, in case of your death, to your legal representatives, one or more stock certificates representing the appropriate number of shares of common stock which have vested, free of all such restrictions, except for any restrictions that may be imposed by law.

Acceptance Form

Enclosed are two copies of your Restrictive Shares Acceptance Form. IF YOU DESIRE TO ACCEPT THE RESTRICTED SHARES, YOU SHOULD SIGN BOTH COPIES OF THE RESTRICTED SHARES ACCEPTANCE FORM, RETURN ONE COPY TO MAUREEN L. HOGEL AND RETAIN THE OTHER COPY FOR YOUR RECORDS. YOUR RESTRICTED SHARES WILL BE DEEMED TO BE CANCELLED AND BE VOID IF THE SIGNED RESTRICTED SHARES ACCEPTANCE FORM IS NOT RETURNED TO THE COMPANY BY                     .

Information Statement

You previously received or will be receiving an Information Statement that describes the Plan. You should read the Information Statement, together with the Plan and this letter agreement for a full understanding of the Restricted Shares granted to you. Until you earn your Restricted Shares, you will continue to receive notification if there is a material amendment to the Plan or a change in the law, which impacts your rights under the Plan.

Officers and Affiliates - Restrictions

There are certain legal restrictions under the federal securities laws upon officers and affiliates who receive grants of Restricted Shares and/or sell shares acquired under the Plan. If you are an officer or affiliate of the Company, you must consult the Corporate Secretary before selling shares under the Plan. Such sales may be restricted in order to ensure compliance with the federal securities laws. You may also consult the Corporate Secretary if you have any questions concerning your status as an “affiliate” of the Company as defined in the Plan.

Federal Income Tax Consequences

Information with respect to the federal income tax consequences of the receipt of Restricted Shares and the subsequent disposition of any shares acquired under the Plan, appears in the Information Statement under the caption “Federal Income Tax Consequences.” The federal income tax consequences are complex. Accordingly, you are encouraged to carefully read the material that was provided and to consult your personal tax adviser with specific reference to your own tax situation.

Withholding of Taxes

The Company will advise you as to the amount of any federal income, employment or excise taxes required to be withheld as a result of your award and the delivery of the Restricted Shares, and that state or local income or employment taxes may also be required to be withheld. You will be required to pay any such taxes directly to the Company in cash within ten days after the Company’s notification, and such payment will be made before distribution of stock certificates to you. In lieu of payment of cash, however, you may satisfy your withholding obligation by one, or any combination, of the following: (i) delivering previously acquired shares of the Company common stock (valued at their fair market value on the date of delivery) (ii) having cash withheld from any cash otherwise payable to you with respect to Plan and (iii) having shares of the Company common stock withheld from any shares otherwise issuable to you with respect to your Restricted Shares (valued at their fair market value on the date of such withholding).

If you do not pay any taxes required to be withheld, the Company may withhold such taxes from any other compensation to which you are entitled from the Company. You agree to hold the Company harmless in acting to satisfy the withholding obligation in this manner if it becomes necessary to do so. Further information regarding withholding of taxes appears in the Information Statement under the caption, “Federal Income Tax Consequences – Tax Withholding.”

Restricted Shares Not a Bar to Corporate Event

The existence of the Restricted Shares granted hereunder shall not affect in any way the right or the power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Company Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of similar character or otherwise.

General Restriction

The Restricted Shares shall be subject to the requirement that if at any time the Committee shall determine that any listing or registration of the shares of the Company common stock or any consent or approval of any governmental body or any other agreement or consent is necessary or desirable as a condition of the issuance of shares of the Company common stock such issuance of shares of the Company common stock may not be consummated unless such requirement is satisfied in a manner acceptable to the Committee. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as the same shall be in effect from time to time) or to take any other affirmative action to cause the issuance of shares pursuant to the distribution of Restricted Shares to comply with any law or regulation of any governmental authority.

Determinations of Committee

The actions taken and determinations of the Committee made pursuant to this letter agreement and of the Committee pursuant to the Plan shall be final, conclusive and binding upon the Company and upon you. No member of the Committee shall be liable for any action taken or determination made relating to this letter agreement or the Plan if made in good faith.

Miscellaneous

This letter agreement does not confer any right on you to continue in the employ of the Company or its affiliates, or interfere in any way with the rights of the Company or its affiliates to terminate your employment.

Whenever the word “you” is used in any provision of this letter agreement under circumstances where the provision should logically be construed to apply to your executors, administrators, or the person or persons to whom the Restricted Shares may be transferred by will or by the laws of descent and distribution, the word “you” shall be deemed to include such person or persons.

The Plan, or any part thereof, may be terminated or may, from time to time be amended, in accordance with the Plan; provided, however, the termination or amendment of the Plan shall not, without your consent, affect your rights under this letter agreement.

This letter agreement shall be binding upon the successors and assigns of the Company and upon your legal representatives, heirs and legatees. This letter agreement, along with the Plan and the Information Statement, constitutes the entire agreement between you and the Company with respect to the Restricted Shares granted to you and supersedes all prior agreements and understandings, oral or written, between you and the Company with respect to the subject matter of this letter agreement. This letter agreement may be amended only by a written instrument signed by you and the Company and will be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania.

You agree, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements (including, without limitation, stock powers with respect to shares of Common Stock or other securities of the Company issued as a dividend or distribution on Restricted Shares) which may be required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Agreement.

Between the date of this letter agreement and the date your Restricted Shares are issued to you, you will receive copies of all reports, proxy statements and other communications distributed generally to the shareholders of the Company.

It is recommended that you establish a file for this letter and enclosures as well as any other material you receive regarding the Plan, including the Information Statement.

If you have any questions with respect to your Restricted Shares, please direct your inquiry to Maureen L. Hogel, Senior Vice President and Chief Legal and Administrative Officer, Duquesne Light, 411 Seventh Avenue, 16th Floor (16-3), Pittsburgh, PA 15219.

Very truly yours,

Maureen L. Hogel

Enclosures

RESTRICTED SHARES ACCEPTANCE FORM

I, the undersigned participant, accept the grant of the Restricted Shares confirmed by the attached letter agreement dated                     , for the number of shares set forth below. Also, I understand that the number of shares set forth below represents my grant, and that the extent to which those shares are awarded will be determined based on my continued employment with the Company. I agree to be bound by the terms and provisions of the Plan, as the Plan may be amended from time to time, and the attached letter agreement; provided, however, that no alteration, amendment, revocation or termination of the Plan shall, without my written consent, adversely affect my rights with respect to this Restricted Shares.

IN WITNESS WHEREOF, I have executed this Restricted Shares Acceptance Form as of                     , the date on which the Restricted Shares was granted to me, subject to the terms and conditions set forth in the Plan and in the attached letter agreement.

Number of Shares of the Company

Common Stock for which

Restricted Shares

is Granted –

[name of participant]

[address of participant]

Participant’s Signature	Date

For your grant to be effective, one

signed copy of this form must be

returned by                      to:

Maureen L. Hogel

Senior Vice President and Chief Legal and Administrative Officer

Duquesne Light

411 Seventh Avenue

16th Floor (16-3)

Pittsburgh, PA 15219

Retain the other signed copy of this form for your records